                             medix.resources, inc.
                       Connecting the world of healthcare

FOR IMMEDIATE RELEASE       Contacts:   Investors:        Media:
                                        ----------        ------
                                        Andrew Brown      Robin Schoen
October 30, 2002                        646/414-1151      215/504-2122

  MEDIX RESOURCES ANNOUNCES LETTER OF INTENT TO PURCHASE POCKETSCRIPT, LLC>

New York, NY -- Medix  Resources,  Inc. [AMEX:  MXR] today announced that it has entered into a non-binding  Letter of Intent with  PocketScript,  LLC. Under the
Letter of  Intent,  Medix  would  purchase  all of the  assets of  PocketScript, subject to the  completion  of  satisfactory  due  diligence on the part of both companies and negotiation and execution of definitive  documents by December 20,
2002. Medix Resources provides  Internet-based  healthcare  communication,  data integration,  and transaction  processing software through its Cymedix(R)product line. PocketScript develops software applications for wireless, handheld devices to improve physician efficiency and workflow.

"Uniting of industry visionaries  providing leadership in advancing the adoption of physician  connectivity is a major step to improving healthcare delivery.  We are delighted to be partnering with these  organizations  to further promote the vision we all share," stated Jim Bradley, CEO RxHub.

If  consummated,   Medix  would  issue  its   convertible   preferred  stock  to
PocketScript,  convertible into 12 million shares of common stock,  subject to a downward  adjustment if a certain  closing  value is not realized.  In addition,
Medix would issue up to $4 million in additional  convertible preferred stock if certain  business  enhancement  events occur within six months of the closing of the  acquisition.  The sale of any stock issued by Medix would be restricted for periods from 3 to 24 months after closing.  Medix must also pay to  PocketScript
$100,000 on or before October 31, 2002. Medix will also enter into employment or consulting agreements with key PocketScript  employees,  and will be required to raise $1  million  prior to  closing.  Finally,  PocketScript  will  obtain  the termination of a right of first refusal held by a third party.

"Our  two  companies   have  a  shared  vision  for  the  future  of  healthcare
connectivity.  The  strength of our  e-prescribing  tools will only be that much more  powerful  when  combined  into a single  offering,"  stated  Darryl Cohen,
Medix's President & CEO. "I am eager to work with Steve toward making our shared vision a reality," concluded Cohen.

"We are  thrilled  to be  combining  forces with  Medix,"  stated  Steve  Burns,
PocketScripts'  President & CEO.  "Their lab  product,  when  combined  with our merged  e-prescribing  platform,  will let us  service a greater  portion of the physician's  daily  needs.  Darryl  and  I  agree  that  expanding  our  product offerings,  executing  across  a wide  array of  platforms,  and,  in so  doing, bringing increased satisfaction to our physician users are core to our success,"
concluded Burns.

RxHub LLC is a health care  technology  company that has  developed a nationwide electronic information exchange connecting prescribers,  pharmacies and pharmacy benefit  managers  in order to permit the  sharing of  prescription  and benefit information  between them.  The goal of this network is to increase  efficiency, reduce costs and improve patient  medication  safety.  RxHub's vision is for its electronic exchange to include all key groups involved with writing, filling and paying for  prescription  medications,  through a network that has been designed with open architecture to make this possible. RxHub was founded in February 2001
by  the  three  leading   pharmacy   benefit   managers  (PBMs)  in  the  United
States--AdvancePCS,  Irving,  TX, Express Scripts Inc., St. Louis, MO, and Medco
Health Solutions, Inc., Franklin Lakes, NJ and is headquartered in St. Paul, MN.
For more information, please visit www.RxHub.net.

Medix  Resources,   Inc.,  through  its  wholly-owned  subsidiary  Cymedix  Lynx
Corporation,   is  the  developer  and  provider  of  the   Cymedix(R)suite   of
fully-secure, Internet-based transaction software products. The Cymedix(R) suite of products enable  communication  of high  value-added  healthcare  information among physician offices, hospitals, health management organizations,  and health insurance  companies.  Additional  information  about Medix  Resources,  and its products and services, can be found at its Web sites: www.medixresources.com and
www.cymedix.com, or by calling 800/326-8773.

PocketScript, Inc. develops software applications for wireless, handheld devices
to  improve   physician   efficiency  and  workflow.   It's  flagship   product,
PocketScript,   allows   physicians   to   electronically   write  and  transmit
prescriptions;  receive  formulary  and  drug  interaction  information;  access education  and  compliance  services;  and connect  wirelessly  to the Internet.
PocketScript  is the  first  vendor  to  enter  into a  definitive  connectivity agreement with RxHub

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Information  in this press  release  contains  forward-looking  statements  that involve risks and  uncertainties  that might adversely affect Medix's  operating results  in the  future to a  material  degree.  Such  risks  and  uncertainties include,  without  limitation,  the ability of Medix to raise capital to finance the development of its Internet services and related software, the effectiveness and the  marketability of those services,  the ability of the Company to protect its proprietary  information,  and the  establishment of an efficient  corporate
operating   structure  as  the  Company   grows.   These  and  other  risks  and
uncertainties  are  presented in detail in the  Company's  Form 10-K/A for 2001, which was filed with the Securities and Exchange  Commission on May 24, 2002 and
the Company's  10-Qs for the First and Second Quarter of 2002,  which were filed with the  Securities  and  Exchange  Commission  on May 14, and August 20, 2002,
respectfully. This information is available from the SEC or the Company.